CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Strategy Funds, Inc. of our report dated October 26, 2018, relating to the financial statements and financial highlights, which appears in Nuveen Strategy Aggressive Growth Allocation Fund, Nuveen Strategy Balanced Allocation Fund, Nuveen Strategy Conservative Allocation Fund, and Nuveen Strategy Growth Allocation Funds’ Annual Report on Form N-CSR for the year ended August 31, 2018. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers

Chicago, Illinois

December 26, 2018